Senesco Announces Start of Cohort 3 in Phase 1b/2a Study in Multiple Myeloma
and Non-Hodgkins B-Cell Lymphoma

Data Review Committee Approves Dose Escalation

BRIDGEWATER, N.J. (May 6th, 2013) – Senesco Technologies, Inc. (“Senesco” or the “Company”) (OTC QB: SNTI) reported today that the Data Review Committee (DRC) for its SNS01-T trial in multiple myeloma and non-Hodgkins B-cell lymphoma approved initiating cohort 3 and escalating the SNS01-T dose level four-fold to 0.2 mg/Kg. The DRC’s review of the results of cohort 2 concluded that SNS01-T was safe and well tolerated at a dose of 0.05 mg/Kg. No drug-related serious adverse events or dose limiting toxicities were observed in either of the first two cohorts.

"Senesco has seen disease stabilization and no drug-related safety issues at the lower dose levels in the SNS01-T study,” stated Brian G.M. Durie, M.D., Director of Research and Myeloma Programs at Cedars-Sinai Comprehensive Cancer Center in Los Angeles and independent member of Senesco’s DRC. "However, now that patients will be receiving higher doses, Senesco has the opportunity to ascertain whether SNS01-T can show significant efficacy in patients as well."

SNS01-T has demonstrated statistically significant inhibition of tumor growth and survival in mouse models of multiple myeloma, diffuse large B-cell lymphoma and mantle cell lymphoma at the 0.375 mg/Kg and 0.2 mg/Kg, the dose level that will be administered in cohort 3.

“We are very pleased that SNS01-T appears to be well tolerated in cohorts 1 and 2,” stated Harlan Waksal, M.D., Chairman of Senesco. “In cohort 3 patients will now be receiving dose levels of SNS01-T that are in the same range where we started to observe efficacy in preclinical cancer models.”

The study is an open-label, multiple-dose, dose-escalation study to evaluate the safety and tolerability of SNS01-T when administered by intravenous infusion to approximately 15 relapsed or refractory multiple myeloma, mantle cell (MCL) or diffuse large B-cell lymphoma (DLBCL) patients. While the primary objective is to evaluate safety and tolerability, the effect of SNS01-T on tumor response and time to relapse or progression will be assessed using multiple well-established metrics including measurement of monoclonal protein in multiple myeloma and CT imaging in MCL and DLBCL .

In the study, patients are dosed twice-weekly by intravenous infusion for 6 weeks followed by an observation period. The first group of patients received 0.0125 mg/kg per dose. The second group received 0.05 mg/kg and the planned dose levels for the third and fourth groups are 0.2 and 0.375 mg/kg, respectively. The top dose planned is 30 fold higher than the starting dose in cohort 1.

About SNS01-T

SNS01-T is a novel approach to cancer therapy that is designed to selectively trigger apoptosis in B-cell cancers such as multiple myeloma, and, mantle cell and diffuse large B-cell lymphomas. Senesco is the sponsor of the Phase 1b/2a study that is actively enrolling patients at Mayo Clinic in Rochester, MN, the University of Arkansas for Medical Sciences in Little Rock, the Mary Babb Randolph Cancer Center in Morgantown, WV, and the John Theurer Cancer Center at Hackensack University Medical Center in Hackensack, NJ. http://www.clinicaltrials.gov/ct2/show/NCT01435720?term=SNS01-T&rank=1

About Senesco Technologies, Inc.

Senesco, a leader in eIF5A technology, is running a clinical study with its lead therapeutic candidate SNS01-T, which targets B-cell cancers by selectively inducing apoptosis by modulating eukaryotic, translation, initiation Factor 5A (eIF5A), which is believed to be an important regulator of cell growth and cell death. Accelerating apoptosis may have applications in treating cancer, while delaying apoptosis may have applications in treating certain inflammatory and ischemic diseases. Senesco has already partnered with leading-edge companies engaged in agricultural biotechnology and biofuels development, and is entitled to earn research and development milestones and royalties if its gene-regulating platform technology is incorporated into its partners’ products.

Forward-Looking Statements

Certain statements included in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from such statements expressed or implied herein as a result of a variety of factors, including, but not limited to: the Company’s ability to continue as a going concern; the Company’s ability to recruit patients for its clinical trial; the ability of the Company to consummate additional financings; the development of the Company’s gene technology; the approval of the Company’s patent applications; the successful implementation of the Company’s research and development programs and collaborations; the success of the Company's license agreements; the acceptance by the market of the Company’s products; the timing and success of the Company’s preliminary studies, preclinical research and clinical trials; competition and the timing of projects and trends in future operating performance, the quotation of the Company’s common stock on an over-the-counter securities market, as well as other factors expressed from time to time in the Company’s periodic filings with the Securities and Exchange Commission (the "SEC"), as well as other factors expressed from time to time in the Company’s periodic filings with the Securities and Exchange Commission (the "SEC"). As a result, this press release should be read in conjunction with the Company’s periodic filings with the SEC. The forward-looking statements contained herein are made only as of the date of this press release, and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Contact:

Joel Brooks	Heather Branham

Chief Financial Officer	908-393-9393	info@senesco.com